SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement.
☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive proxy statement.
☒	Definitive additional materials.
☐	Soliciting material under Rule 14a-12.
Osmonics, Inc.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

        The following document shall not constitute an offer of any securities for sale. The proposed transaction will be submitted to Osmonics' shareholders for their consideration. On January 24, 2003, GE filed with the SEC a registration statement on Form S-4 containing a definitive proxy statement/prospectus and other relevant documents concerning the proposed transaction. Shareholders of Osmonics are urged to read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about GE and Osmonics, at the SEC's Internet site (http://www.sec.gov).

        Copies of the proxy statement/prospectus and the SEC filings that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to GE Power Systems, Attention Dennis Murphy, 4200 Wildwood Parkway, Atlanta, Georgia, 30339, 770/859-6948, or to Osmonics, Investor Relations, 5951 Clearwater Drive, Minnetonka, Minnesota, 55343-8995, or 952/933-2277.

        GE, Osmonics and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Osmonics in connection with the merger. Information about the directors and executive officers of GE is set forth in the proxy statement on Schedule 14A for GE's 2002 annual meeting of shareholders, as filed with the SEC on March 8, 2002. Information about the directors and executive officers of Osmonics and their ownership of Osmonics common stock is set forth in the proxy statement on Schedule 14A for Osmonics' 2002 annual meeting of shareholders, as filed with the SEC on April 8, 2002.

        Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement/prospectus regarding the proposed transaction.

        The following is the text of a recorded phone message which Osmonics shareholders may call to obtain hypothetical information regarding the exchange ratio applicable to their shares.

PHONE MESSAGE SCRIPT

        Thank you for calling. This message supplies preliminary information with respect to the exchange ratio to be computed in connection with the proposed merger of Osmonics, Inc. and a subsidiary of General Electric Company.

        The information in this recorded message is not intended to replace, summarize or substitute for the information contained in the proxy statement/prospectus sent to Osmonics shareholders. Osmonics shareholders should read carefully the proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. Osmonics shareholders can obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about GE and Osmonics, at the SEC's internet site, www.sec.gov, or from GE or Osmonics at the addresses listed in the proxy statement/prospectus.

        Please note that this message only states the hypothetical exchange ratio that would apply if the merger were to be completed on [date]. The exact exchange ratio cannot be determined until shortly before the merger is completed. Therefore, the hypothetical exchange ratio stated in this message will likely differ from the actual exchange ratio that will apply to the merger.

        The average of the volume-weighted sales price per share on the New York Stock Exchange for GE common stock for the 10 consecutive full trading days ending on [date] was [average price]. As a result, if the merger were completed on [date], the exchange ratio would be [exchange ratio] shares of GE common stock for each share of Osmonics common stock.

        Osmonics shareholders are encouraged to call this toll-free number each week prior to the Osmonics shareholder meeting in order to hear updated hypothetical information. The Osmonics shareholder meeting is currently scheduled for February 26, 2003. If you have not already done so, please sign and return your proxy card promptly. Thank you for calling.